Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

gschulman@curagen.com

(888) GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Announces Pricing of Common Stock Offering

New Haven, Conn. – August 10, 2005 – CuraGen Corporation (NASDAQ: CRGN) today announced the pricing of its public offering of 4,000,000 shares of its common stock at a public offering price of $5.50 per share. The proceeds of the public offering will be approximately $21.0 million, after underwriting discounts and before expenses. The Company intends to use the net proceeds from this offering to repurchase, from time to time, its 6% convertible subordinated debentures due February 2007 and for general corporate purposes. All of the shares are being offered by CuraGen.

Bear, Stearns & Co. Inc. is acting as the underwriter in the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares of common stock that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. This offering of shares of common stock may be made only by means of the prospectus supplement and related prospectus, a copy of which is available from Bear, Stearns & Co. Inc., (Attention Prospectus Department), 383 Madison Avenues, New York, NY 10179 (631) 274-8321.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing the Company’s pipeline of products for unmet medical needs. The Company is located in New Haven and Branford, CT. For additional information please visit http://www.curagen.com.

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